LookSmart Announces Intention to Commence Dutch Auction Tender Offer

SAN FRANCISCO, Dec 19, 2007--LookSmart, Ltd. (NASDAQ: LOOK), an online advertising and technology solutions company, today announced that its Board of Directors has approved a modified Dutch Auction self-tender offer for up to $20 million of its common stock. The Company expects that the self-tender offer will commence in early January, and will remain open for at least 20 business days after commencement. The anticipated offer range will be disclosed on the date of commencement.

The Company intends to finance the repurchase from its existing cash, cash equivalents and short-term and long-term investments balance, of approximately $52.9 million as of November 30, 2007, which includes $18.5 million in net proceeds generated for the Company through the sale of FindArticles in November 2007.

"The tender offer reflects our continued commitment to enhancing shareholder value and provides an attractive use of capital given LookSmart's business and current market valuation," commented Ted West, Chairman and Interim Chief Executive Officer. "We are very pleased that our strong cash balance allows us to return value to our shareholders while providing continued flexibility to pursue our growth prospects. We continue to believe significant value exists in our current operations through the execution of our long-term business opportunities."

Craig-Hallum is acting as the dealer manager for the tender offer. The modified Dutch auction tender offer will provide stockholders with the opportunity to specify the price at which they are prepared to sell their shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price within the anticipated offer range at which the Company can purchase up to $20 million of its common stock. The offer will not be conditioned on the receipt of financing or any minimum number of shares being tendered. All shares tendered at or below the purchase price (subject to prorating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at that purchase price. Shares tendered at a higher price will be returned to stockholders.

The tender offer will be subject to a number of terms and conditions which will be described in the offer to purchase that will be distributed to stockholders. None of the Company, its officers nor the dealer manager will make any recommendation to stockholders on whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any, and the price within the anticipated offer range at which they will offer their shares for purchase by the Company.

Important Notice: This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of the Company's common stock described in this press release has not commenced. At the time the offer is commenced, the offer to purchase, letter of transmittal and related documents will be filed with the Securities and Exchange Commission ("SEC") and will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of the shares. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company's security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site, www.sec.gov, and from LookSmart.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising, contextual search advertising, and display banner advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business outlook. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search, online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to increase growth in our owned-and-operated sites, that we may be unable to license compelling content at reasonable costs, that we may be unable to attain or maintain customer acceptance of our publisher solutions products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average revenue per click, conversion rate or other advertiser metrics, that advertisers may decide to reduce spending or terminate their relationships with us or our partners, that we may be unable to achieve operating profitability, that we may be unable to attract and retain key personnel, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Ted West, Interim President & Chief Executive Officer

LookSmart Ltd.

415.348.7500

twest@looksmart.net

Laura Foster

ICR, Inc.

310.954.1100

laura.foster@icrinc.com